                                                                       Exhibit 5



                                                PAMELA F. CRAVEN
                                                VICE PRESIDENT - LAW
                                                LUCENT TECHNOLOGIES INC.
                                                ROOM 6A-311
                                                600 MOUNTAIN AVENUE
                                                MURRAY HILL, NJ 07974

                                                TELEPHONE 908 582-7897
                                                FACSIMILE 908 582-6978


January 30, 1998

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Sirs:

With reference to the registration statement on Form S-8 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 217,179 common shares, par value $.01 per share, (including an equal number of Preferred Share Purchase Rights that initially trade with the common shares) of the Company (the "Shares") which may be offered and sold by the Company under the Prominet Corporation 1996 Stock Option Plan (the "Plan"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                    Very truly yours,

                                    /s/ Pamela F. Craven